EXHIBIT 10.34

Execution Version

Personal and Confidential

CONSULTING AGREEMENT

This Consulting Agreement is made by and between Lantheus Medical Imaging, Inc. (together with its affiliates, the “Company”) and Brian Markison (“you”) (each of the Company and you, individually, a “Party” and, collectively, the “Parties”), effective as November 6, 2025 (the “Effective Date”) (this “Agreement”).

Each of the Parties, intending to be legally bound, agree as follows:

1.
Consulting Services Engagement. Commencing on January 1, 2026 (the “Start Date”), the Company hereby engages you as an independent contractor to provide, and you agree to so provide, during the Consulting Period (as defined below), the consulting services described on Exhibit A in accordance with the provisions of this Agreement (collectively, the “Services”).
2.
Compensation and Reimbursement.
(a)
Subject to your (x) execution and delivery of your retirement and separation agreement with the Company (as amended, modified or supplemented from time to time by mutual agreement of the Parties, the “Retirement and Separation Agreement”) and (y) meeting your obligations under this Agreement, the Company will provide you with the following compensation and reimbursement.
(i)
For the Services. In consideration for you agreeing to provide and providing the Services in accordance with this Agreement: you will be entitled to the Consulting Fee described in Exhibit B for Services; and (B) the Company will reimburse you for your reasonable, pre-approved and documented out-of-pocket expenses incurred in the performance of those Services during the Consulting Period in accordance with its policies.
(ii)
For the Restrictive Covenants. In consideration for you agreeing to and abiding by Section 4 (Restrictive Covenants) in accordance with this Agreement: you will be entitled to the portion of the Consulting Fee described in Exhibit B in exchange for such consideration.
(b)
The Parties acknowledge and agree that, except for the Parties entering into and you abiding by this Agreement, you would not otherwise be entitled to or eligible for a consulting relationship with the Company or the compensation provided in this Section 2 (Compensation and Reimbursement). You also agree that all of this consideration was negotiated at arms’ length and constitutes “mutually agreed upon consideration” and “fair and reasonable consideration” for the Services and for the noncompetition covenants set forth in Section 4 (Restrictive Covenants), as may be required by the Massachusetts Noncompetition Agreement Act or other applicable law.
(c)
In addition, the Company agrees to indemnify you pursuant to the terms and conditions of the Indemnification Agreement (as defined below), such that rendering the Services under and in accordance with this Agreement qualifies as “Corporate Status,” as defined in the

Indemnification Agreement and the six-year time period under Section 13(a) of the Indemnification Agreement shall run from the period when you cease rendering Services under and in accordance with this Agreement.
3.
Taxes. All taxes on compensation or benefits earned under this Agreement will be your responsibility; provided that the Company will withhold any taxes and remit those on your behalf to appropriate tax authorities if and the extent the Company is required to do so by applicable law.
4.
Restrictive Covenants. You agree to abide by (and the compensation set forth in Section 2(a)(ii) (Compensation and Reimbursement for the Restrictive Covenants) is expressly conditioned upon your agreement to and compliance with) the Employee Non-Disclosure, Assignment of Inventions and Non-Solicitation Agreement entered into with the Company, dated as of January 19, 2024 (as amended, modified or supplemented from time to time by mutual agreement of the Parties, collectively, the “NDA”), and the Employee Restrictive Covenant Agreement entered into with the Company, dated as of January 19, 2024 (as amended, modified or supplemented from time to time by mutual agreement of the Parties, collectively, the “RCA”) (the NDA and the RCA, collectively, the “Restrictive Covenants”), all of which are incorporated into this Agreement by reference as if set forth verbatim, including during the duration of the Consulting Period (as defined herein). Any breach of the Restrictive Covenants, as amended by this Section 4, will constitute a material breach of this Agreement, entitling the Company to terminate this Agreement pursuant to Section 9(a)(iii) (Termination for Material Breach).
5.
Term of Consulting Services Engagement. Subject to this Agreement not becoming null and void under Section 2 (Compensation and Reimbursement), the engagement for Services under this Agreement is effective as of the Start Date and will continue in full force and effect until March 31, 2026, unless terminated earlier in accordance with Section 9 (Termination) (the “Initial Consulting Period”). The Consulting Period may be extended by mutual agreement of the Parties prior to the end of the then-current Consulting Period (if extended, the “Extended Consulting Period” and, together with the Initial Consulting Period, the “Consulting Period”), on the terms described herein.
6.
Independent Contractor. Any Services you perform will be as an independent contractor and not as an employee or agent of the Company. As such, from and after the Effective Date, you will not be entitled to receive, nor will rendering Services make you eligible to participate in, any benefits or privileges given or extended to the Company’s employees, other than those to which you may be entitled based on your retirement from the Company as documented in the Retirement and Separation Agreement between the Parties. The Parties further acknowledge and agree that you may not enter into any obligation on the Company’s behalf. When providing Services under this Agreement, you will hold yourself out to be only an advisor or consultant to (but not an employee of) the Company.
7.
Representations, Warranties and Covenants. You represent, warrant and covenant to the Company that: (a) you will use your best efforts to perform all Services with at least the same degree of diligence and care, and in a manner at least commensurate with the same professional standards, as exhibited during your employment by the Company; (b) you will comply with all laws, regulations and orders and stock exchange requirements; (c) you have not been debarred and, to the best of your

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knowledge, are not under consideration to be debarred, and will not be debarred, by the U.S. Food and Drug Administration from working in or providing consulting services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992; (d) you are under no contractual or other obligation, restriction or arrangement that breaches, interferes or is inconsistent with, or presents a conflict of interest relating to, this Agreement or your performance of the Services; and (e) during the Consulting Period and thereafter, you will not enter into any agreement or other obligation, restriction or arrangement, either written or oral, that interferes or is inconsistent with, or presents a conflict of interest relating to, your obligations under this Agreement or your performance of the Services. You agree not to disclose to any individual or entity any of the terms of this Agreement (including its Exhibits) or information related to the negotiation or terms of this Agreement; provided, however, that you will not be prohibited from making disclosures to your spouse or domestic partner, attorney or tax advisor or for the sole purpose of disclosing the Restrictive Covenants to a potential employer.
8.
Records. You will keep accurate records relating to the Services, including quarterly overview records of general activities conducted relating to the Services, which you will produce to the Company on a quarterly basis (via email to the General Counsel is sufficient). All such records, whether paper or electronic, will be the sole property of the Company and subject to the Company’s review at a mutually agreeable time. Promptly upon the termination or expiration of this Agreement, all such records, whether they were prepared by you solely or jointly with others, any other information and property of the Company and any materials provided to you by the Company, or its designee will be turned over by you to the Company.
9.
Termination.
(a)
This Agreement may be terminated, subject to the payment provisions set forth in Exhibit B, (i) by you, with or without cause, upon at least twenty (20) business days’ prior written notice to the Company, (ii) by the Company, without cause, upon at least twenty (20) business days’ prior written notice to you, or, (iii) by the Company, in the event you materially breach any provision of this Agreement (including the Restrictive Covenants), immediately upon written notice to you; in all cases, written notice by email is sufficient. In the event this Agreement is terminated, the Company will be under no further obligation to you other than as set forth in Section 2(c) (Indemnification) and Exhibit B.
(b)
In the event of expiration or termination of this Agreement, you agree to provide the Company as soon as practicable with all electronic devices, passwords, records (as specified in Section 8 (Records)), reports, materials, deliverables and other information in tangible form in whatever state of completion as of the date of expiration or termination.
(c)
All rights granted to the Company under this Agreement that are expressly indicated to survive termination or expiration of this Agreement or by their nature should survive the termination or expiration of this Agreement will survive the termination or expiration of this Agreement, including Section 2(d) (Indemnification), Section 3 (Taxes), Section 4 (Restrictive Covenants), Section 7 (Representations, Warranties and Covenants), Section 8 (Records), Section 9 (Termination), Section 10 (Entire Agreement; Amendment), Section 11 (Successors

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and Assigns), Section 12 (Choice of Law), Section 14 (Interpretational Matter) and Section 15 (Electronic Signatures).
10.
Entire Agreement; Amendment. This Agreement (together with all of its exhibits, including the NDA and RCA) contains the entire understanding of the Parties with respect to the subject matter covered thereby and supersede all prior agreements or understandings except as explicitly set forth in this Agreement. For the avoidance of doubt: (a) nothing in this Agreement supersedes (i) the Retirement and Separation Agreement, (ii) the Restrictive Covenants or (iii) the Indemnification Agreement by and among the Company, Lantheus Holdings, Inc. and you, dated as of June 29, 2015 (the “Indemnification Agreement”), except as the Indemnification Agreement is modified by Section 2(c) (Indemnification). The Parties may, from time to time, during the Consulting Period, modify any of the provisions of this Agreement in a writing duly executed by the Parties.
11.
Successors and Assigns. This Agreement is binding upon the Parties and their successors, but is not otherwise assignable.
12.
Choice of Law. This Agreement will be construed, governed, interpreted and applied in accordance with the laws of Massachusetts, without giving effect to the conflicts of laws provision thereof. Any disputes arising between the Parties relating to this Agreement will be subject to the exclusive jurisdiction and venue of the state and federal courts located in the Commonwealth of Massachusetts, and the Parties hereby waive any objection which they may have now or hereafter to the laying of venue of any proceedings in said courts and to any claim that such proceedings have been brought in an inconvenient forum, and further irrevocably agree that a judgment or order in any such proceedings will be conclusive and binding upon each of them and may be enforced in the courts of any other jurisdiction. You and the Company waive the right to a trial by jury with respect to any such dispute or other proceeding.
13.
Savings Clause. In the event that any one or more of the provisions of this Agreement (or any of its Exhibits or any of the Restrictive Covenants) is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement (or its Exhibits) is held to be excessively broad as to duration, scope of activity or subject, then those provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.
14.
Interpretational Matter. The word “including,” as used in this Agreement, will be construed as meaning “including without limitation.”
15.
Electronic Signatures. Signatures to this Agreement may be delivered by facsimile, by electronic mail (e.g., a “.pdf” file) or by any other electronic means that is intended to preserve the original appearance of the document, and such delivery will have the same effect as the delivery of the paper document bearing the actual, hand-written signatures.

YOU FREELY, KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT AFTER HAVING THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY.

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IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Agreement to be executed, effective as of the Effective Date:

The Company:

Lantheus Medical Imaging, Inc.

By: /s/ BOB MARSHALL
Name: Bob Marshall
Title: Chief Financial Officer and Treasurer

You:

/s/ BRIAN MARKISON
Brian Markison

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Exhibit A
Services

Upon the request and at the direction of the Company’s Executive Chair, you will (i) provide services reasonably requested from time to time and (ii) as requested, support the Company in an orderly executive transition by transferring knowledge, expertise, contacts and business relationships you gained or maintained as the Company’s Chief Executive Officer, make yourself accessible to, and be reasonably available to provide advice, information, answers, introductions and other relationship building support to the Executive Chair and/or incoming Chief Executive Officer and members of the executive team (and otherwise as mutually agreed).

Travel may be required.

As a consultant, you will control the manner and timing of providing such Services.

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DOCPROPERTY "CUS_DocIDChunk0" 69515338

Exhibit B
Compensation

You will be entitled to a consulting fee at a rate of $83,333.33 per month, paid monthly in arrears, for the duration of the Consulting Period (the “Consulting Fee”) within thirty (30) days of receipt of an invoice submitted to apinvoices.US@lantheus.com.

The portion of the Consulting Fee allocable to your provision of Services during the Consulting Period and to your agreement to the Restrictive Covenants are as follows:

Component of Agreement	Portion of the Consulting Fee Allocated as Consideration for that Component of Agreement
For providing the Services in accordance with the Agreement during the Consulting Period	50%
For agreeing to the Restrictive Covenants	50%

Notwithstanding anything to the contrary above, in the event that:

(i)
you terminate the Agreement pursuant to Section 9(a)(i) of the Agreement (Termination) other than for the Company’s material breach of the Agreement, then you will be entitled only to that portion of the unpaid Consulting Fees attributable to the period prior to the effective date of such termination,
(ii)
the Company terminates the Agreement for your material breach pursuant to Section 9(a)(iii) of the Agreement (Termination for Material Breach), then you will be entitled only to that portion of the unpaid Consulting Fees attributable to the period prior to the effective date of such termination, and
(iii)
the Company terminates the Agreement (x) during the Initial Consulting Period other than for material breach, the Company will pay you the Consulting Fees for the full Initial Consulting Period, or (y) during the Extended Consulting Period for any reason, you will be entitled only to that portion of the unpaid Consulting Fees attributable to the period prior to the effective date of such termination.

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